Exhibit 10.13

November 20, 2014

Melissa Wallace

Dear Melissa:

I am pleased to provide this letter confirming our offer of employment with Vince Holding Corp., (hereafter “Vince” or “the Company”), for the position of Senior Vice President, Human Resources with an expected start date of December 1, 2014 (to be mutually determined). The terms of the employment offer are as follows:

Reporting Relationship and Primary Work Location

You will report directly to Vince’s Chief Executive Officer. You will be based in our New York office and travel to the Company’s LA office and other Vince locations as needed.

Base Salary and Incentive Bonus

Your annual base salary will be $400,000.

You will be eligible to participate in the Company’s Annual Short-Term Incentive Plan (“STI Plan”). Your target bonus opportunity under this plan is 60% of your annual base salary. Your actual bonus payment will be based upon annual performance targets established each year with a maximum opportunity of 120% of your base salary. Your bonus will be pro-rated to reflect your length of service during fiscal 2014, provided, however, that, assuming your start date will be on or around December 1, 2014, your bonus for fiscal 2014 under the STI Plan shall not be less than $100,000.

Long-Term Incentive Awards

Subject to approval by the Vince Board of Directors, you will receive a new hire equity grant in the form of stock options valued at $750,000, vesting ratably over a three year period. The grant will be issued as soon as practicable after formal Board approval.

The official grant agreement, which will cover the vesting schedule, expiration rules, and other terms and conditions, will be provided at the time the grant is formally issued.

You will also be eligible to participate in the ongoing annual Long-Term Incentive (“LTI”) Program. The Company’s Board of Directors will determine the amount of the annual LTI awards each year, based upon the Company’s performance as well as market conditions and other factors. While all LTI awards are at the discretion of the Company’s Board, the Company currently targets LTI awards equal to 100% of base salary for Senior Vice Presidents.

Benefits

You will be entitled to participate in and receive benefits under any existing employee benefit plan or similar arrangement generally available for employees, including medical, dental, and vision coverage, 401(k), disability and life insurance. Should you elect to participate in the Company’s medical and dental benefit programs such coverage will be effective from the first day of employment.

You will accrue four (4) weeks of vacation per annum as well as all Company paid holidays and personal days in accordance with the Company’s standard vacation and holiday policies.

In accordance with the Company’s clothing allowance policy, you will receive an allowance in the amount of $6,000 per fiscal year, calculated based on 50% off the wholesale price of each item of clothing. Please note that receiving a clothing allowance is considered a taxable benefit and, as a result, the applicable income taxes associated with receiving this benefit will be applied. The clothing allowance policy, including the amount of the allowance, is subject to change from time to time.

You may be requested, occasionally and for reasonable periods of time, to travel for business purposes. All travel will be at the sole cost of the Company and will be paid or reimbursed by the Company in accordance with the Company’s Travel & Entertainment Policy as in effect from time to time.

Severance

If your employment is terminated by the Company without “cause” (as defined in the Company’s 2013 Omnibus Incentive Plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay for the next twelve (12) months or until other employment is earlier secured. If you are, as of the termination date, enrolled in the Company’s medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.

Restrictive and other Covenants

Notice Period Requirement. Should you voluntarily resign your employment, you shall provide the Company with a ninety (90) day working notice period. During this notice period, you agree to continue performing all of the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure. The Company may choose to amend the term of the working notice period at its option.

Non-Compete. During your employment and for a period of twelve (12) months thereafter, you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, provide consulting services to, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference. During your employment and for a period of twelve (12) months thereafter you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company or any of its affiliates, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of twelve (12) months thereafter, unless such person’s employment has been terminated by the Company.

Non-disparagement. During your period of employment and thereafter, you shall not make any negative comments or otherwise disparage the Company or any of its affiliates or any of the Company’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company, as appropriate, with notice of subpoena and opportunity to respond.

Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that, while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company.

Compliance with Law

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six (6) months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Miscellaneous

Please be advised that this offer is contingent upon the favorable outcome of background and reference checks. Please also be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law and/or the terms of this letter. This offer of employment is contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered to us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete or other restriction with any person or company with respect to any prior or existing employment, investment or other relationship.

We will send orientation and benefit plan enrollment materials to your home address that you should read and complete prior to your first day. Two voided checks will also be required to set up your direct deposit account for payroll. Please bring the entire packet and requested documentation with you on your first day.

I am excited about you joining our team and look forward to working with you. Please sign a copy of this letter to acknowledge your agreement with its conditions and return to me as soon as possible.

Sincerely,

/s/ Jill Granoff
Jill Granoff
Chairman & CEO

Accepted:

/s/ Melissa Wallace	November 21, 2014
Melissa Wallace	Date

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